UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

VIVAKOR, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee paid previously with preliminary materials:

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

VIVAKOR, INC.

Date November 16, 2023

Dear Fellow Vivakor Stockholders:

We invite you to attend the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of Vivakor, Inc. (“Vivakor” or the “Company”), to be held on December 15, 2023at 489 Highway 609 Delhi, LA 71332.

The Notice of the Annual Meeting and Proxy Statement accompanying this letter provide information concerning matters to be considered and acted upon at the meeting. Immediately following the meeting, a report on our operations will be presented, including a question-and-answer and discussion period. Our 2022 results are presented in detail in our Annual Report, which is available for viewing at www.proxyvote.com.

Your vote is very important. We encourage you to read the Proxy Statement and vote your shares as soon as possible. Whether or not you plan to attend, you can be sure your shares are represented at the Annual Meeting by promptly submitting your vote by the Internet, by telephone or, if you request a paper copy of the proxy materials and receive a proxy card, by mail.

On behalf of the Board of Directors, thank you for your continued confidence and investment in Vivakor.

/s/ James Ballengee
James Ballengee Chief Executive Officer

VIVAKOR, INC.

5220 Spring Valley Road, Suite LL20

Dallas, TX 75242

Telephone: (949) 281-2606

NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on December 15, 2023

To the Stockholders of Vivakor, Inc.

The 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of Vivakor, Inc., a Nevada corporation (“Vivakor,” the “Company,” “us,” “our,” or “we”), will be held on December 15, 2023 at 489 Highway 609 Delhi, LA 71332. The purpose of the Annual Meeting is to consider and act upon the following matters:

1.	To elect five (5) members of the Board of Directors to serve until the 2024 annual meeting of stockholders.

2.	To ratify the selection of Marcum LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.

3.	To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers.

4.	To transact other business as may come before the meeting.

Our Board of Directors has fixed November 13, 2023 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournment or postponement of the meeting. Only stockholders of record of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

All stockholders are cordially invited to attend the Annual Meeting, which will be held at 489 Highway 609 Delhi, LA 71332. The Notice of Internet Availability of Proxy Materials (the “Notice”) and proxy card will be mailed to shareholders on or about November 24, 2023.

For your convenience, record holders of our Common Stock have FOUR methods of voting:

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode on your proxy card. Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on December 14, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903. Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on December 14, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL. Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE AT THE MEETING. Attend and vote in-person at the Annual Meeting.

NOTE FOR STREET-NAME HOLDERS. If you hold your shares through a broker, bank or other nominee, you must instruct your nominee how to vote the shares held in your account. The nominee will give you the Notice or voting instruction form. If you do not provide voting instructions, we expect that your nominee will be permitted to vote only on routine matters.

BY ORDER OF THE BOARD OF DIRECTORS

November 16, 2023	/s/ James Ballengee
James Ballengee Chief Executive Officer

Whether or not you expect to attend the Annual Meeting, we urge you to vote your shares via proxy at your earliest convenience. This will ensure the presence of a quorum at the Annual Meeting. Promptly voting your shares will save Vivakor the expenses and extra work of additional solicitation. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting if you desire to do so, as your proxy is revocable at your option. Your vote is important, so please act today!

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON DECEMBER 15, 2023

The Notice of the Annual Meeting and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

Your vote is important. We encourage you to review all of the important information contained in the proxy materials before voting.

VIVAKOR, INC.

5220 Spring Valley Road

Suite LL20

Dallas, TX 75242

TELEPHONE: (949) 281-2606

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 15, 2023

TABLE OF CONTENTS

Page
ABOUT VIVAKOR, INC.	1

QUESTIONS AND ANSWERS ABOUT THIS PROXY STATEMENT AND VOTING	5

PROPOSAL NO. 1: ELECTION OF DIRECTORS	12

EXECUTIVE OFFICERS	16

EXECUTIVE COMPENSATION	17

PROPOSAL NO. 2: RATIFICATION OF THE SELECTION OF MARCUM LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023	23

PROPOSAL NO. 3: NON-BINDING ADVISORY VOTE APPROVING EXECUTIVE COMPENSATION	24

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	25

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	27

OTHER MATTERS	30

HOUSEHOLDING	31

i

ABOUT VIVAKOR, INC.

Vivakor, Inc. is a socially responsible operator, acquirer and developer of technologies and assets in the oil and gas industry, as well as related environmental solutions. Currently, our efforts are primarily focused on operating crude oil gathering, storage and transportation facilities, as well as contaminated soil remediation services. One of our facilities sells crude oil in amounts up to 60,000 barrels per month under agreements with a large energy company. A different facility owns a 120,000 barrel crude oil storage tank near Colorado City, Texas. The storage tank is presently connected to the Lotus pipeline system, and we plan to further connect the tank to major pipeline systems. Our soil remediation services specialize in the remediation of soil and the extraction of hydrocarbons, such as oil, from properties contaminated by, or laden with, heavy crude oil and other hydrocarbon-based substances. Our patented process allows us to successfully recover the hydrocarbons which we believe could then be used to produce asphaltic cement and/or other petroleum-based products.

Recent Developments

Acquisition of Silver Fuels Delhi, LLC and White Claw Colorado City, LLC

On June 15, 2022, we entered into a Membership Interest Purchase Agreement(the “MIPA”), with Jorgan Development, LLC, a Louisiana limited liability company (“Jorgan”) and JBAH Holdings, LLC, a Texas limited liability company (“JBAH” and, together with Jorgan, the “Sellers”), as the equity holders of Silver Fuels Delhi, LLC, a Louisiana limited liability company (“SFD”) and White Claw Colorado City, LLC, a Texas limited liability company (“WCCC”) whereby, at closing, which occurred on August 1, 2022, the Company acquired all of the issued and outstanding membership interests in each of SFD and WCCC (the “Membership Interests”), making SFD and WCCC wholly owned subsidiaries of the Company (the “Acquisition”). The purchase price for the Membership Interests is approximately $32.9 million, after post-closing adjustments, paid for by the Company with a combination of shares of the Company’s common stock, amount equal to 19.99% of the number of issued and outstanding shares of the Company’s common stock immediately prior to issuance, secured three-year promissory notes made by the Company in favor of the Sellers in the aggregate principal amount of $28,664,284 (the “Notes”). The MIPA is also subject to unwinding in the event of a breach of a material term of the MIPA, as set forth in the MIPA.

The MIPA contains customary representations and warranties, pre- and post-closing covenants of each party and customary closing condition.

The principal amount of the Notes, together with any and all accrued and unpaid interest thereon, will be paid to the Sellers on a monthly basis in an amount equal to the Monthly Free Cash Flow beginning on August 20, 2022, and continuing thereafter on the twentieth (20th) calendar day of each calendar month thereafter, as set forth in the MIPA.

Without in any way limiting the foregoing, the then outstanding principal amount of the Notes, together with any and all accrued and unpaid interest thereon, will be due and payable in full in cash or unrestricted common stock of the Company on or prior to the three-year anniversary of the date of issuance, as set forth in the MIPA.

On October 28, 2022, following the Acquisition, the Company and the Sellers entered into an agreement amending the Notes (the “Note Amendment”), as soon as is practicable, following and subject to the approval of the Company’s shareholders, and provided there are no applicable prohibitions under the rules of the Nasdaq or other restrictions, the Company will issue 7,042,254 restricted shares of the Company’s Common Stock (the “Note Payment Shares”) in exchange for the forgiveness and cancellation of $10,000,000 of principal under the Notes on a pro rata basis, reflecting a conversion price of $1.42 per share (the “Note Payment”). On November 10, 2023, shareholders of the Company representing over 50% of the Company’s outstanding voting rights approved the issuance of the Note Payment Shares in exchange for cancellation of $10,000,000 due under the Notes. As a result, the Note Payment Shares were issued to Jorgan on November 10, 2023.

The obligations of the Company under the MIPA are secured by the membership units of SFD and WCCC.

The timely and full payment of any and all principal, interest and other amounts due and owing to the Sellers pursuant to the Notes and the other transaction documents and the payment of any and all other obligations owed to the Sellers by the Company under the Notes or thereunder are guaranteed solely by, and to the extent set forth in, the Guaranty Agreements between each of the Sellers and SFD and WCCC.

SFD operates a crude oil gathering, storage, and transportation facility located on approximately 9.3 acres near Delhi, Louisiana. Under existing agreements, a subsidiary of a large NYSE traded energy company (the “Purchaser”) is obligated to purchase crude oil from SFD in amounts up to 60,000 barrels per month. With prior approval, SFD is eligible to sell to the Purchaser amounts greater than 60,000 barrels of crude oil per month. Additionally, for a period of 10 years, SFD is, under existing crude oil supply agreements with WC Crude, guaranteed a minimum gross margin of $5.00 per barrel on all quantities of crude oil sold thereunder. At present, SFD is gathering and selling approximately 1,400 to 1,700 barrels of crude oil on a daily basis. Additionally, the acquisition of SFD would provide the Company with the infrastructure needed to place a Remediation Processing Machine (“RPC”) to clean soil which has been contaminated by hydrocarbons as well as tank bottom sludge. Management believes SFD’s location in the heart of the Smackover formation would provide the Company with access to significant amounts of tank bottom sludge and contaminated soil.

WCCC operates a 120,000 barrel crude oil storage tank, in the heart of the Permian Basin, located near Colorado City, Texas. The storage tank is presently connected to the Lotus pipeline system and the Company intends to further connect the tank to a major pipeline system. Under the terms of an existing agreement, WC Crude has agreed to lease the oil storage tank for a period of 10 years. As with SFD, WCCC would provide the Company with the infrastructure to process and sell oil which has been recovered via a RPC machine from tank bottom sludge and contaminated soil which exists in the Permian Basin.

Land Lease Agreement

On December 16, 2022, our subsidiary, Vivaventures Remediation Corp. entered into a Land Lease Agreement (the “Land Lease”) with W&P Development Corporation, under which we agreed to lease approximately 3.5 acres of land in Houston, Texas (commonly known as The San Jacinto River & Rail Park, 18511 Beaumont Highway, Houston, Texas). The Land Lease is for an initial term of 126 months and may be extended for an additional 120 months at our discretion. Our monthly rent is $0 for the first three months and then at month 4 it is approximately $7,000 (based on a 50% reduction) and increases to approximately $13,000 in month 7 and then increases annually up to approximately $16,000 per month by the end of the initial term. We plan to place one or more of our RPC machines on the property, as well as store certain equipment.

DIC Note

In conjunction with our Services Agreement we signed with DIC on December 14, 2021, on June 20, 2023, we issued a 15% secured promissory note (the “Note”) due as described below, to Al Dali International for Gen. Trading & Cont. Co., a company organized under the laws of Kuwait (“DIC”), in the principal amount of up to $1,950,000 (the “Principal Amount”). We are using the proceeds of the Note to relocate, refurbish, and fully install our RPC to DIC’s location in Kuwait. The installation of this RPC in Kuwait will allow us to perform under the Services Agreement.

As security to secure repayment of the Note, we issued DIC an option to purchase 1,000,000 shares of our common stock at an exercise price of $1.179 per share (the “Option”). At any time there are amounts due to DIC under the Note, DIC may use the amounts to purchase some or all of the shares under the Option by using the outstanding amounts as payment of the exercise price under the Option. We also granted DIC a security interest in our Trial Remediation Processing Center that is currently on-site at the DIC facility in Kuwait. Additionally, we granted DIC a security interest in the RPC.

We will repay the amounts due under the Note from the operations of the RPC. Under the terms of the Services Agreement, we are entitled to $20 per ton of material processed through the RPC from DIC. In order to repay the amounts due under the Note, DIC will deduct $12 per ton of material processed from the amounts due to us until all amounts due under the Note have been repaid.

Following an event of default, as defined in the Note, we will be subject to a penalty of $5,000 per day. Any penalties incurred under the Note will be added to the Principal Amount due and owing under the Note.

VWF Lease

On June 26, 2023, our subsidiary VivaVentures Remediation Corp., entered into an RPC Equipment Lease Agreement with Viva Wealth Fund I, LLC (“VWF”), under which VivaVentures Remediation Corp. agreed to lease the Remediation Processing Center (“RPC”) owned by VWF. VWF previously raised approximately $13.7 million and used the funds to have our subsidiary, RPC Design and Manufacturing, LLC, build an RPC, which we are now leasing from VWF in exchange for 25% of the gross proceeds from the RPC’s oil extraction production services, with a minimum $400,000 annual payment beginning nine months after the RPC is fully-operational as defined in the RPC Equipment Lease Agreement.

Maxus Lease and Financing

On May 23, 2023, our subsidiary White Claw Colorado City, LLC (“WCCC”), supplemented an existing Master Agreement (the “Master Agreement”) with Maxus Capital Group, LLC (“Maxus”), under which Maxus agreed to finance the build-out of our new facility located on the land leased by our subsidiary, VivaVentures Remediation Corp., in Houston, Texas. Once the facility is built-out we plan to put the RPC we lease from VWF at the location and perform oil remediation and wash plant cleaning services. We expect Maxus to fund approximately $2.2 million to finance the build-out of the Houston location in the form of a finance lease for the wash plant, and we will lease the wash plant facility financed by Maxus under the WCCC lease supplement. We expect our lease payments to Maxus under the supplement to be approximately $57,962 per month over 4 years, with an early buyout option of approximately $685,000 or lease-end option to purchase the facilities for the fair market value.

Hiring Vice President, Operations and Construction

On July 1, 2023, we hired Leslie D. Patterson to be our Vice President, Operations & Construction. In this position, Mr. Patterson is in charge of managing the development and operations for our facilities. In connection with his hiring we signed an Executive Employment Agreement with Mr. Patterson. Under the terms of the Agreement, Mr. Patterson will receive $150,000 in annual salary, shares of our common stock equal to $25,000 annually, and a one-time bonus of shares of our common stock equal to $125,000, payable on the one year anniversary of his employment. Mr. Patterson is entitled to other bonuses and benefits on par with our general employment policies.

Convertible Promissory Note

On July 25, 2023, a non-affiliated investor loaned us $500,000 under the terms of a 10% Convertible Promissory Note dated July 6, 2023 (the “Investor Note”). Under the terms of the Investor Note, the loan is at a 10% per annum interest rate, matures two years from the date of issuance, and is convertible into shares of our common stock at $2.50 per share, unless such conversion would cause the investor to own more than 4.9% of our outstanding common stock.

Our Operations and Resulting Financial Impact

Crude Oil Gathering, Storage and Transportation

As a result of our acquisitions of WCCC and SFD we entered into the crude oil gathering, storage and transportation industry.

SFD operates a crude oil gathering, storage, and transportation facility located on approximately 9.3 acres near Delhi, Louisiana. Under existing agreements, a subsidiary of a large NYSE traded energy company (the “Purchaser”) is obligated to purchase crude oil from SFD in amounts up to 60,000 barrels per month. With prior approval, SFD is eligible to sell to the Purchaser amounts greater than 60,000 barrels of crude oil per month. Additionally, for a period of 10 years, SFD is, under existing crude oil supply agreements with WC Crude, guaranteed a minimum gross margin of $5.00 per barrel on all quantities of crude oil sold thereunder. At present, SFD is gathering and selling approximately 1,400 to 2,000 barrels of crude oil on a daily basis. The facility has a daily capacity to gather and sell approximately 4,000 barrels of crude oil. For the six months ended June 30, 2023 and for the year ended December 31, 2022, we recognized $28,163,601 and $27,300,210 in revenue from SFD’s operations.

WCCC operates a 120,000 barrel crude oil storage tank, in the heart of the Permian Basin, located near Colorado City, Texas. The storage tank is presently connected to the Lotus pipeline system and the Company intends to further connect the tank to major pipeline systems. Under the terms of an existing agreement, WC Crude has agreed to lease the oil storage tank for a period of 10 years. For the six months ended June 30, 2023 and for the year ended December 31, 2022, we recognized $900,972 and $758,164 in revenue from WCCC’s operations.

Remediation Processing Centers

We presently have one project at which we plan to utilize our first two manufactured RPCs - our project in Kuwait.

In Kuwait, pursuant to an agreement with Al Dali International Co., a company organized under the laws of Kuwait (“DIC”), we are due $50,000 after its successful remediation of the first 100 tons ($500 per ton) of contaminated soil under its subcontractor services for the Kuwait Oil Company (“KOC”) Remediation Contract. In addition, we will be due $20 per treated ton of soil after the initial 100 tons. The treatment process using the RPC plants is also anticipated to generate a bitumen sub-product. We have agreed with DIC to sell this sub-product and share the net profits equally (50% to the us and 50% to DIC), after allocating 30% of the net profits to DIC in the form of a sales and marketing payment, which will be invoiced on a monthly basis, in accordance with the Agreement. Pursuant to the Agreement, we will have a stockpile of at least 444,311 tons with at least 5% oil contamination for us to remediate.

Our second RPC that was previously located in Vernal, Utah, which has the capacity to process 500 tons or more of naturally occurring oil sands deposits per day, is in the process of being relocated to our project in Kuwait. We anticipate having the second RPC in Kuwait by the end of 2023, but it will still need to be erected and tested before it can be placed into operations.

QUESTIONS AND ANSWERS ABOUT THIS PROXY STATEMENT AND VOTING

Why am I receiving these materials?

We have sent you these proxy materials because our Board of Directors (the “Board”) is soliciting your proxy to vote at the Annual Meeting of Shareholders. According to our records, you were a shareholder of the Company as of the end of business on November 13, 2023.

You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card or vote via telephone or over the Internet.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with rules adopted by the U.S. Securities and Exchange Commission, or “SEC,” we may furnish proxy materials, including this Proxy Statement and our Annual Report on Form 10-K, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice of Internet Availability of Proxy Materials (the “Notice”), which was mailed to the holders of our common stock, par value $0.001 per share (the “Common Stock”), will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

The Notice of the Annual Meeting and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

To access the materials, you must enter the control number included on your Notice.

The Notice is being made available to you by the Company in connection with its solicitation of proxies for use at the 2023 Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held at 489 Highway 609 Delhi, LA 71332 and/or any adjournments or postponements thereof. The Notice was first given or sent to shareholders on or about November 24, 2023. This Proxy Statement gives you information on these proposals so that you can make an informed decision.

What is a proxy?

A proxy is the legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card.

What is a proxy card?

By completing a proxy card, as more fully described herein, you are designating James Ballengee, our Chief Executive Officer and/or Tyler Nelson, our Chief Financial Officer, as your proxies for the Annual Meeting and you are authorizing them to vote your shares at the Annual Meeting as you have instructed them on the proxy card. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, we urge you to vote in one of the ways described below so that your vote will be counted even if you are unable or decide not to attend the Annual Meeting.

What is a proxy statement?

A proxy statement is a document that we are required by regulations of the U.S. Securities and Exchange Commission, or “SEC,” to give you when we ask you to sign a proxy card designating Messrs. Ballengee and Nelson as proxies to vote on your behalf.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please complete, sign, and return each proxy card to ensure that all of your shares are voted.

I share the same address with another Vivakor, Inc. shareholder. Why has our household only received one set of proxy materials?

The SEC’s rules permit us to deliver a single set of proxy materials to one address shared by two or more of our shareholders. This practice, known as “householding,” is intended to reduce the Company’s printing and postage costs. We have delivered only one set of proxy materials to shareholders who hold their shares through a bank, broker or other holder of record and share a single address, unless we received contrary instructions from any shareholder at that address. However, any such street name holder residing at the same address who wishes to receive a separate copy of the proxy materials may make such a request by contacting the bank, broker or other holder of record, or, 4101 North Thanksgiving Way, Lehi, UT, 84043 Attn: Corporate Secretary. Street name holders residing at the same address who would like to request householding of Company materials may do so by contacting the bank, broker or other holder of record or the Corporate Secretary at the telephone number or address listed above.

How do I attend the Annual Meeting?

The Annual Meeting will be held in-person on December 15, 2023 at 489 Highway 609 Delhi, LA 71332.

Who is entitled to vote?

The Board has fixed the close of business on November 13, 2023 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. Only stockholders of record of the Common Stock at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. On the Record Date, there were 26,220,508 shares of Common Stock outstanding. Each share of Common Stock represents one vote that may be voted on each proposal that may come before the Annual Meeting. The Company has no voting shares other than the Common Stock.

What is the difference between holding shares as a record holder and as a beneficial owner (holding shares in street name)?

If your shares are registered in your name with our transfer agent, Empire Stock Transfer, you are the “record holder” of those shares. If you are a record holder, these proxy materials have been provided directly to you by the Company.

If your shares are held in a stock brokerage account, a bank or other holder of record, you are considered the “beneficial owner” of those shares held in “street name.” If your shares are held in street name, these proxy materials have been forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to instruct this organization on how to vote your shares.

Who may attend the Annual Meeting?

Only record holders and beneficial owners of our Common Stock, or their duly authorized proxies, may attend the Annual Meeting.

What am I voting for?

There are three (3) matters scheduled for a vote:

1.	To elect five (5) members of the Board of Directors to serve until the 2024 annual meeting of stockholders.

2.	To ratify the selection of Marcum LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.

3.	To approve, on a non-binding advisory basis, the compensation of Vivakor’s named executive officers.

What if another matter is properly brought before the Annual Meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

For your convenience, record holders of our Common Stock have FOUR methods of voting:

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode on your proxy card. Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by December 14, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903. Use any touch-tone telephone to transmit your voting instructions. Vote by December 14, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL. Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE AT THE MEETING. Attend and vote at the Annual Meeting to be held at 489 Highway 609 Delhi, LA 71332.

NOTE FOR STREET-NAME HOLDERS. If you hold your shares through a broker, bank or other nominee, you must instruct your nominee how to vote the shares held in your account. The nominee will give you the Notice or voting instruction form. If you do not provide voting instructions, we expect that your nominee will be permitted to vote only on Proposal 2, but not on Proposals 1 and 3.

All shares entitled to vote and represented by a properly completed and executed proxy received before the Annual Meeting and not revoked will be voted at the Annual Meeting as instructed in a proxy delivered before the Annual Meeting. We provide telephone and Internet proxy voting to allow you to vote your shares via phone or online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your telephone or Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

For Common Stockholders, on each matter to be voted upon, you have one vote for each share of Common Stock you own as of the close of business on the Record Date.

Is my vote confidential?

Yes, your vote is confidential. Only the inspector of elections, individuals who help with processing and counting your votes and persons who need access for legal reasons will have access to your vote. This information will not be disclosed, except as required by law.

What constitutes a quorum?

To carry on business at the Annual Meeting, we must have a quorum. A quorum is present when a majority of the shares entitled to vote, as of the Record Date, are represented in person or by proxy. Thus, 13,110,255 shares must be represented in person or by proxy to have a quorum at the Annual Meeting. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. Shares owned by us are not considered outstanding or considered to be present at the Annual Meeting. If there is not a quorum at the Annual Meeting, either the chairperson of the Annual Meeting or our stockholders entitled to vote at the Annual Meeting may adjourn the Annual Meeting.

How will my shares be voted if I give no specific instruction?

We must vote your shares as you have instructed. If there is a matter on which a stockholder of record has given no specific instruction but has authorized us generally to vote the shares, they will be voted as follows:

1.	“For” the election of five (5) members of the Board of Directors to serve until the 2024 annual meeting of stockholders;

2.	“For” ratifying the selection of Marcum LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.

3.	“For” the approval of, on a non-binding advisory basis, the compensation of Vivakor’s named executive officers.

If other matters properly come before the Annual Meeting and you do not provide specific voting instructions, your shares will be voted at the discretion of Messrs. Ballengee and Nelson, the Board’s designated proxies.

If your shares are held in street name, see “What is a Broker Non-Vote?” below regarding the ability of banks, brokers and other such holders of record to vote the uninstructed shares of their customers or other beneficial owners in their discretion.

Uninstructed Shares

All proxies that are executed or are otherwise submitted over the internet, by mail or in person will be voted on the matters set forth in the accompanying notice of Annual Meeting in accordance with the instructions set forth herein. However, if no choice is specified on a proxy as to one or more of the proposals, the proxy will be voted in accordance with the Board’s recommendations on such proposals as set forth in this Proxy Statement.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for the election of directors, “For,” “Withhold” and broker non-votes; and, with respect to the other proposals, votes “For” and “Against,” abstentions and broker non-votes. Abstentions and broker non-votes will not be included in the tabulation of the voting results of any of the proposals and, therefore, will have no effect on such proposals.

What is a broker non-vote?

A “broker non-vote” occurs when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at their discretion.

Proposal No. 1 for the election of directors is considered a non-discretionary matter, and a broker will lack the authority to vote uninstructed shares at their discretion on such proposal. Broker non-votes will not have any effect on the outcome of the voting on this proposal.

Proposal No. 2 for the ratification of the selection of Marcum LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023 is considered a discretionary matter, and a broker will be permitted to exercise its discretion to vote uninstructed shares on the proposal. As such, there will not be any broker non-votes regarding this proposal.

Proposal No. 3 for the approval of, on a non-binding advisory basis, the compensation of Vivakor’s named executive officers is considered a non-discretionary matter, and a broker will lack the authority to vote uninstructed shares at their discretion on such proposal. Broker non-votes will not have any effect on the outcome of the voting on this proposal.

How many votes are required to approve each proposal?

The table below summarizes the proposals that will be voted on, the vote required to approve each item and how votes are counted:

Proposal	Votes Required	Voting Options
Proposal No. 1: Election of Directors	The plurality of the votes cast. This means that the nominees receiving the highest number of affirmative “FOR” votes will be elected as directors.	“FOR ALL” “WITHHOLD ALL” “FOR ALL EXCEPT_____”

Proposal No. 2: Ratification of Selection of Marcum LLP as the Company’s Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2023	The affirmative vote of the holders of a majority in voting power of the votes cast affirmatively or negatively (excluding abstentions) at the Annual Meeting by the holders entitled to vote thereon.	“FOR” “AGAINST” “ABSTAIN”

Proposal No. 3: Approval of, on a non-binding advisory basis, the compensation of Vivakor’s named executive officers	The affirmative vote of the holders of a majority in voting power of the votes cast affirmatively or negatively (excluding abstentions) at the Annual Meeting by the holders entitled to vote thereon.	“FOR” “AGAINST” “ABSTAIN”

What is an abstention?

An abstention is a stockholder’s affirmative choice to decline to vote on a proposal. Under Nevada law, abstentions are counted as shares present and entitled to vote at the Annual Meeting. Generally, unless provided otherwise by applicable law, our Bylaws provide that an action of our stockholders (other than the election of directors) is approved if a majority of the number of shares of stock entitled to vote thereon and present (either in person or by proxy) vote in favor of such action. Therefore, votes that are “WITHHELD” will have the same effect as an abstention and will not count as a vote “FOR” or “AGAINST” a director, because directors are elected by plurality voting. A vote marked as “ABSTAIN” is not considered a vote cast and will, therefore, not affect the outcome of Proposal’s No. 2 or 3.

What are the voting procedures?

In voting by proxy regarding the election of directors, you may vote in favor of all nominees, withhold your votes as to all nominees, or withhold your votes as to specific nominees. Regarding the other proposals, you may vote in favor of or against the proposal, or you may abstain from voting on the proposals. You should specify your respective choices on the accompanying proxy card or your vote instruction form.

Is my proxy revocable?

If you are a registered stockholder, you may revoke or change your vote at any time before the proxy is voted by filing with our Corporate Secretary, at 5220 Spring Valley Road, Suite LL20 Dallas, TX 75264, either a written notice of revocation or a duly executed proxy bearing a later date. If you attend the Annual Meeting, you may revoke your proxy or change your proxy vote by voting at the meeting. Your attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

If your shares are held in street name or you hold shares through a retirement or savings plan or other similar plan, please check your voting instruction card or contact your broker, nominee, trustee or administrator to determine whether you will be able to revoke or change your vote.

Who is paying for the expenses involved in preparing this Proxy Statement?

All of the expenses involved in preparing and assembling these proxy materials and mailing the Notice (and any paper materials, if requested) and all costs of soliciting proxies will be paid by us. In addition to the solicitation by mail, proxies may be solicited by our officers and other employees by telephone or in person. Such persons will receive no compensation for their services other than their regular salaries. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the shares held of record by such persons, and we may reimburse such persons for reasonable out of pocket expenses incurred by them in forwarding solicitation materials.

Do I have dissenters’ rights of appraisal?

The Company’s stockholders do not have appraisal rights under Nevada law or under the Company’s governing documents with respect to the matters to be voted upon at the Annual Meeting.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be disclosed in a Current Report on Form 8-K that we expect to file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K with the SEC within four business days after the Annual Meeting, we intend to file a Current Report on Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Current Report on Form 8-K to publish the final results.

When are stockholder proposals due for the 2024 Annual Meeting?

Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”) must submit the proposal to us at our corporate headquarters no later than March 31, 2024, which proposal must be made in accordance with the provisions of Rule 14a-8 of the Exchange Act. Pursuant to our Amended and Restated Bylaws, nothing in the procedure described in the sentence above shall be deemed to affect the rights of stockholders to request inclusion of proposals in our proxy statement pursuant to Rule l4a-8 under the Exchange Act.

Stockholders who intend to present a proposal at our 2024 Annual Meeting without inclusion of the proposal in our proxy materials are required to provide notice of such proposal to our Corporate Secretary so that such notice is received by our Corporate Secretary at our principal executive offices on or after February 1, 2024, but no later than March 31, 2024. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Excluding Proposal No. 1 and No. 3 (Election of Directors and Compensation of Directors, respectively), do the Company’s executive officers and Directors have an interest in any of the matters to be acted upon at the Annual Meeting?

Members of the Board and executive officers of the Company do not have any substantial interest, direct or indirect, in Proposal No. 2 (the ratification of the selection of Marcum LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023).

Are any of the proposals conditioned on one another?

No.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

Our Board currently consists of five (5) directors, and their terms will expire at the Annual Meeting. Directors are elected at the Annual Meeting of stockholders each year and hold office until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal.

James Ballengee, Tyler Nelson, John R. Harris, Albert Johnson, and David Natan have each been nominated to serve as directors and have agreed to stand for election. If these nominees are elected at the Annual Meeting, then each nominee will serve for a term expiring at the 2024 Annual Meeting and until his or her successor is duly elected and qualified. Directors are elected by a plurality of the votes cast at the election. This means that the nominees receiving the highest number of affirmative “FOR” votes will be elected as directors.

If no contrary indication is made, proxies will be voted “FOR” all nominees listed below or, in the event that any such individual is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), for any nominee who is designated by our Board to fill the vacancy.

Nominees for Election to the Board for a Term Expiring at the 2023 Annual Meeting of Stockholders

Name	Age	Positions
James Ballengee	58	Chief Executive Officer and Director
Tyler Nelson	43	Chief Financial Officer and Director
John R. Harris	75	Director
Albert Johnson	48	Director
David Natan	70	Director

James H. Ballengee joined Vivakor as Chief Executive Officer and Chairman of the Board in 2022. Prior to joining the Company, Mr. Ballengee had more than two decades of experience in midstream oil and gas senior management roles. Previously, he had been involved in two major private equity portfolio companies holding positions including Chief Commercial Officer, Chief Financial Officer, Chief Executive Officer, and Chairman of the Board. From 1997 through 2010, Mr. Ballengee served first as Chief Financial Officer, then Chief Executive Officer, then Chief Commercial Officer of Taylor Logistics, LLC, a Halifax Group-backed private equity portfolio company focused on crude oil marketing and logistics, which he led through a successful sale to Gibson Energy, Inc. (TSX: GEI). From 2010 to 2013, he was Chief Executive Officer and Chairman of the Board of Bridger Group, LLC, a private crude oil marketing firm. From 2013 to 2015, he was a board member and Chief Commercial Officer of Bridger, LLC, a Riverstone Holdings-backed private equity portfolio company focused on crude oil marketing and logistics, which he led through a successful sale to Ferrellgas Partners, LP (NYSE: FGP). Mr. Ballengee currently manages an exempt family office, which in turn holds and manages investments principally in the oil and gas, sports and entertainment, and real estate sectors. He has an undergraduate degree in accounting from Louisiana State University-Shreveport.

Tyler Nelson joined Vivakor on a part-time basis as Chief Financial Officer in 2014 and has served as full-time Chief Financial Officer since September 2020. Mr. Nelson joined the Board of Directors of Vivakor in January 2023. Mr. Nelson is a CPA who worked from 2006 to 2011 in Audit and Enterprise Risk Services at Deloitte LLP (USA) and later at Withum+Brown, PC. He worked with clients with assets of more than $100 billion and annual revenues of more than $15 billion, which are considered some of the most respected financial institutions in the world. In 2011, Mr. Nelson began working for LBL Professional Consulting, Inc. where he provided merger and acquisition, initial public offering, and interim chief financial officer services to clients. Mr. Nelson continues to sit on the Board of Directors and remains an officer of LBL Professional Consulting, Inc. Mr. Nelson earned a Master’s Degree in Accountancy from the University of Illinois- Urbana-Champaign, and a Bachelor’s Degree in Economics with a minor in Business Management from Brigham Young University.

John R. Harris, age 75, combines over 35 years of experience in Board of Directors, CEO and Senior Management positions in a variety of industries including technology services, telecommunications, healthcare, and business process outsourcing. He currently serves on the board of directors for the Hackett Group, Hifu Prostate Services, GenHemp, and Everservice. Since 2009 Mr. Harris has primarily been a private investor, advisor, and board member for both public and privately held companies. From 2006 to 2009 he was CEO of Etelecare Global solutions a leading provider of offshore teleservices to Fortune 1,000 companies. From 2003 to 2005 he served as the CEO of Seven Worldwide, a digital content management company where he was previously a member of the board of directors of the company. From 2001 to 2003, Mr. Harris consulted with a variety of venture-backed early-stage companies. Previously Mr. Harris spent 25 years with Electronic Data Systems in a variety of senior executive positions to include President of the 4 strategic business units serving the telecommunications and media industries world-wide. He was elected as a Corporate Vice-President and Officer of the company. During his tenure with EDS, he gained extensive international experience working and living in the Middle East, Europe and Asia. Mr. Harris has extensive public company board experience through prior services on the boards of Premier Global Services, Cap Rock Communications, Genuity, Ventiv Health, Startek, Sizmek, Mobivity and Applied Graphic Technologies and served in a variety of positions to include board member, committee chairman, lead director and chairman. Mr. Harris received his BBA and MBA from the University of West Georgia where he serves on the Board of Advisors to the Richards School of Business.

Albert Johnson, age 48, brings over 25 years of experience in operations and senior management in the midstream and downstream sectors of the oil and gas industry. Previously, Mr. Johnson had been involved in public and privately held companies holding various positions in senior management and serving as a member of boards of directors. From 2014 to 2015, he was Director of Business Development for Sunoco Logistics, LP., a publicly traded master limited partnership involved in the marketing, trading, transportation and terminalling of crude oil, products and NGLS. From July 2015 through May 2017, Mr. Johnson was the Vice President of Business Development for Navigator Energy Services, LLC., a private equity backed company involved in the gathering, transportation and terminalling of crude oil. From March 2018 to November 2022, Mr. Johnson served as Executive Vice President Business Development for ARX Energy, LLC. Since November 2022, Mr. Johnson has served as Chief Commercial Officer for ARX Energy, LLC., a privately held company involved in building a world class clean fuels facility in the Port of Brownsville, Texas. Mr. Johnson served on the Board of Directors for West Texas Gulf Pipe Line Company and on the Management Committee of SunVit Pipeline, LLC. He has an undergraduate degree in History from the University of Texas at Austin and an MBA finance concentration from Jones Graduate School of Business at Rice University.

David Natan, age 70, currently serves as President and Chief Executive Officer of Natan & Associates, LLC, a consulting firm offering chief financial officer services to public and private companies in a variety of industries, since 2007. In addition, Mr. Natan currently serves as Executive Vice President and Chief Financial Officer for Airborne Motorworks, Inc., a privately-held aerospace transportation company, since April 2020. From February 2010 to May 2020, Mr. Natan served as Chief Executive Officer of ForceField Energy, Inc. (OTCMKTS: FNRG), a company focused on the solar industry and LED lighting products. From February 2002 to November 2007, Mr. Natan served as Executive Vice President of Reporting and Chief Financial Officer of PharmaNet Development Group, Inc., a drug development services company, and, from June 1995 to February 2002, as Chief Financial Officer and Vice President of Global Technovations, Inc., a manufacturer and marketer of oil analysis instruments and speakers and speaker components. Prior to that, Mr. Natan served in various roles of increasing responsibility with Deloitte & Touche LLP, a global consulting firm. Mr. Natan currently serves as a member of the Board of Directors and Chair of the Audit Committee of Global Diversified Marketing Group, Inc. (OTCMKTS: GDMK), a manufacturer, marketer and distributor of food and snack products, since February 2021 and serves as a member of the Board of Directors and Chair of the Audit Committee of Sunshine Biopharma, Inc. (NASDAQ: SBFM), a pharmaceutical and nutritional supplement company, since February 2022. Previously, Mr. Natan served as Chairman of the Board of Directors of ForceField Energy, Inc., from April 2015 to May 2020, and as a member of the Board of Directors of Global Technovations, Inc., from December 1999 to December 2001. Mr. Natan holds a B.A. in Economics from Boston University.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Director Terms; Qualifications

Members of our Board of Directors serve until the next Annual Meeting of stockholders, or until their successors have been duly elected.

When considering whether directors and nominees have the experience, qualifications, attributes and skills to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board of Directors focuses primarily on the industry and transactional experience, and other background, in addition to any unique skills or attributes associated with a director.

Director or Officer Involvement in Certain Legal Proceedings

There are no material proceedings to which any director or officer, or any associate of any such director or officer, is a party that is averse to our Company or any of our subsidiaries or has a material interest adverse to our Company or any of our subsidiaries. None of the directors and executive officers has been involved in any legal proceedings as listed in Regulation S-K, Section 401(f) material to an evaluation of the ability or integrity of any director or executive officer.

Directors and Officers Liability Insurance

The Company has directors’ and officers’ liability insurance insuring its directors and officers against liability for acts or omissions in their capacities as directors or officers, subject to certain exclusions. Such insurance also insures the Company against losses, which it may incur in indemnifying its officers and directors. In addition, officers and directors also have indemnification rights under applicable laws, and the Company’s Articles of Incorporation, as amended and Bylaws.

Board Composition, Committees, and Independence

Composition. Our Board has five members. Our Chief Executive Officer, James H. Ballengee, is a member of the Board and is a full-time employee of the Company. Tyler Nelson is our Chief Financial Officer, a member of the Board and is a full-time employee of the Company. John R. Harris, Albert Johnson and David Natan are non-employee directors, and the Board has determined that these persons (who constitute a majority of the Board) are “independent directors” under the criteria set forth in Rule 5605(a)(2) of the Nasdaq Listing Rules.

Meetings. During the year ended December 31, 2022, the Board held one meeting, the Audit Committee held four meetings, the Compensation Committee held one meeting and the Nominating and Corporate Governance Committee held one meeting. All directors attended more than seventy-five percent (75%) of the meetings of the Board and committee meetings of which such director was a member held during 2022.

Compensation Committee. Our Compensation Committee is currently comprised of David Natan, Albert Johnson, and John Harris, each of whom qualify as an independent director under applicable Nasdaq rules. John Harris serves as the chairman of the Compensation Committee.

In considering and determining executive and director compensation, the Compensation Committee reviews compensation that is paid by other similar public companies to its officers and takes that into consideration in determining the compensation to be paid to our officers. The Compensation Committee also determines and approves any non-cash compensation paid to any employee. We do not engage any compensation consultants to assist in determining or recommending the compensation to our officers or employees.

Audit Committee. Our Audit Committee is currently comprised of David Natan, Albert Johnson and John Harris, each of whom qualify as an independent director under applicable Nasdaq and SEC rules, and “financially literate” under applicable Nasdaq rules. Our board has determined that David Natan, qualifies as an “audit committee financial expert”, as such term is defined in Item 407(d)(5) of Regulation S-K. David Natan serves as the chairman of the Audit Committee.

The Audit Committee’s duties are to recommend to the Board the engagement of independent auditors to audit our financial statements and to review its accounting and auditing principles. The Audit Committee will review the scope, timing and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent public accountants, including their recommendations to improve the system of accounting and internal controls. The Audit Committee will at all times be composed exclusively of directors who are, in the opinion of the Board, free from any relationship which would interfere with the exercise of independent judgment as a committee member and who possess an understanding of financial statements and generally accepted accounting principles.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee is currently comprised of David Natan, Albert Johnson, and John Harris, each of whom qualify as an independent director under applicable Nasdaq rules. Albert Johnson serves as the chairman of the Nominating and Corporate Governance Committee.

The responsibilities of the Nominating and Corporate Governance Committee include the identification of individuals qualified to become Board members, the selection of nominees to stand for election as directors, the oversight of the selection and composition of committees of the Board, establishing procedures for the nomination process, oversight of possible conflicts of interests involving the Board and its members, developing corporate governance principles, and the oversight of the evaluations of the Board and management. The Nominating and Corporate Governance Committee has not established a policy regarding the consideration of any candidates recommended by stockholders. If we receive any stockholder recommended nominations, the Nominating and Corporate Governance Committee will carefully review the recommendation(s) and consider such recommendation(s) in good faith.

Director Independence. We have determined, after considering all the relevant facts and circumstances, that David Natan, Albert Johnson, and John Harris are independent directors as defined by the listing standards of the Nasdaq Stock Exchange and by the SEC because they have no relationship with us that would interfere with their exercise of independent judgment in carrying out their responsibilities as a director. James Ballengee and Tyler Nelson are not “independent” as defined by the listing standards as Mr. Ballengee and Mr. Nelson are executive officers of the Company.

Compensation Committee Interlocks and Insider Participation

None of the Company’s executive officers serves, or in the past has served, as a member of the Board of Directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of the Company’s Board or its Compensation Committee. None of the members of the Company’s Compensation Committee is, or has ever been, an officer or employee of the company.

Code of Ethics and Business Conduct

We have adopted a code of business conduct and ethics applicable to our principal executive, financial and accounting officers and all persons performing similar functions. A copy of that code is available on our corporate website at www.vivakor.com. We expect that any amendments to such code, or any waivers of its requirements, will be disclosed on our website.

EXECUTIVE OFFICERS

The following is a biographical summary of our executive officers and their ages, except for Mr. Ballengee and Mr. Nelson, whose biographies are included under the heading “Proposal No. 1: Election of Directors” set forth above:

Directors and Executive Officers	Position/Title	Age
James H. Ballengee	Chief Executive Officer and Director	58
Tyler Nelson	Chief Financial Officer and Director	43
Dr. Daniel Hashim	Chief Scientific Officer	39

Dr. Daniel Hashim joined Vivakor as Chief Scientific Officer in 2017. Dr. Hashim has extensive experience in the areas of nanoscience research, advanced materials synthesis, characterization, application, innovation and technological entrepreneurship. In addition to leading scientific efforts for Vivakor and its related companies, Dr. Hashim has served as the Founder, Chairman and CEO of CSS Nanotech, Inc. (“CSS”) since 2014. CSS is a nanomaterials research and development company that designs and commercializes useful structural nanomaterials that exhibit “safe-to-handle” nanofunctionality on a macro-scale, to include carbon filtration media, water purification, oil spill remediation, structural composite materials, electrode materials, petrochemical refining and thermal management systems. Mr. Hashim holds a Bachelor’s Degree in Materials Science Engineering from Rensselaer Polytechnic Institute, with a PhD from Rice University in the field of Materials Science and NanoEngineering.

EXECUTIVE COMPENSATION

Summary Compensation Table

The particulars of compensation paid to the following persons:

(a) all individuals serving as our principal executive officer during the year ended December 31, 2022;

(b) each of our two most highly compensated executive officers other than our principal executive officer who were serving as executive officers at December 31, 2022 who had total compensation exceeding $100,000 (if applicable); and

(c) up to two additional individuals for whom disclosure would have been provided under (b) but for the fact that the individual was not serving as our executive officer at December 31, 2022 (if applicable), who we will collectively refer to as the named executive officers, for the years ended December 31, 2022 and 2021, are set out in the following summary compensation table:

Executive Officers and Directors

The Summary Compensation Table shows certain compensation information for services rendered in all capacities for the fiscal years ended December 31, 2022 and 2021. Other than as set forth herein, no executive officer’s salary and bonus exceeded $100,000 in any of the applicable years. The following information includes the dollar value of base salaries, bonus awards, the estimated fair value of stock options granted and certain other compensation, if any, whether paid or deferred.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)	Option Awards ($)		All Other Compensation ($)		Total Compensation ($)
James Ballengee(1)	2022	178,082	(2)	-0-		-0-	-0-		-0-		178,082
CEO and Chairman

Tyler Nelson	2022	219,315	(3)	605,467	(10)	-0-	1,652,085	(4)	35,220	(5)	2,512,087
CFO and Secretary	2021	49,920		-0-		-0-	-0-		-0-		49,920

Matthew Nicosia(6)	2022	138,904	(7)	125,000	(8)	-0-	1,053,224	(9)	11,044	(5)	1,328,172
Former CEO and Former Chairman	2021	50,000		-0-		-0-	-0-		-0-		50,000

(1)	Mr. Ballengee was hired as our Chief Executive Officer on October 28, 2022.
(2)	Total amount accrued as of December 31, 2022. Mr. Ballengee’s salary will be paid in shares of our common stock, priced based on the volume-weighted average price for the preceding five (5) NASDAQ trading days prior to the Effective Date or annual anniversary of his Employment Agreement, as applicable. The five (5) day volume-weighted average price of our common stock for the salary set forth in the table was $1.083. As a result, we issued Mr. Ballengee 164,434 shares of our common stock as payment for his salary for 2022.d
(3)	Of this total amount, $51,662 was paid in cash and the remaining $167,653 was accrued as of December 31, 2022.

(4)	Includes the aggregate grant date fair value of the stock option to acquire 917,825 shares of our common stock issued to Mr. Nelson under the Nelson Employment Agreement. Such stock options were priced using the Black-Scholes option pricing model to determine the fair value of the options on the date of grant, using the following assumptions:

June 9, 2022
Risk-free interest rate	3.04%
Expected dividend yield	None
Expected life of warrants	10 Years
Expected volatility rate	254%

(5)	Includes amounts for accrued employee benefits. All amounts accrued as of December 31, 2022.
(6)	Mr. Nicosia resigned as an executive officer, Chairman of the Board and as a Director, effective October 6, 2022. Such resignations were not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.
(7)	Of this total amount, $50,000 was paid in cash and the remaining $88,904 was accrued as of December 31, 2022.
(8)	Accrued as of December 31, 2022.
(9)	Includes the aggregate grant date fair value of the stock option to acquire 503,935 shares of our common stock issued to Mr. Nicosia under the Nicosia Employment Agreement. Stock options to acquire the remaining 451,158 shares of our common stock under the Nicosia Employment Agreement were forfeited when Mr. Nicosia resigned as our Chief Executive Officer and, as a result, have not been valued in the table. The 503,935 stock options were priced using guidance from ASC 718 and the Black-Scholes option pricing model to determine the fair value of the options on the date of grant, using the following assumptions:

June 9, 2022
Risk-free interest rate	3.07%
Expected dividend yield	None
Expected life of warrants	5 Years
Expected volatility rate	169%

(10)	Of this total amount, $100,000 was paid in cash and the remaining $505,467 was accrued as of December 31, 2022.

Employment Agreements

James Ballengee

On October 28, 2022, we entered into an executive employment agreement with James Ballengee (the “Ballengee Employment Agreement”) with respect to our appointment of Mr. Ballengee as Chief Executive Officer and Chairman of the Board of Directors. Pursuant to the Ballengee Employment Agreement, Mr. Ballengee will receive annual compensation of $1,000,000 payable in shares of our common stock, priced at the volume weighted average price (VWAP) for the five trading days preceding the date of the Ballengee Employment Agreement and each anniversary thereof (the “CEO Compensation”). The CEO Compensation is subject to satisfaction of Nasdaq rules, the provisions of our equity incentive plan and other applicable requirements and shall be accrued if such issuance is due prior to satisfaction of such requirements. Additionally, Mr. Ballengee shall be eligible for a discretionary performance bonus. The Ballengee Employment Agreement may be terminated by either party for any or no reason, by providing a five days’ notice of termination.

Pursuant to the Ballengee Employment Agreement, Mr. Ballengee was granted the right to nominate two additional directors for appointment to the Board in his sole discretion, as well as a third additional director upon issuance of the Note Payment Shares (defined below), subject to such directors passing a background check. Pursuant to the Ballengee Employment Agreement, Mr. Ballengee nominated John Harris and Albert Johnson as Board of Director appointees, and both were appointed in January 2023.

Tyler Nelson

On June 9, 2022, we entered into an Executive Employment Agreement with Tyler Nelson (the “Nelson Employment Agreement”) to serve as our Chief Financial Officer. The agreement provides for an annual salary of $350,000 (the “Nelson Base Salary”). The Nelson Base Salary is payable in equal installments and will be paid every two weeks. The Nelson Base Salary will increase by $100,000 upon the Company earning a total of at least $2,000,000 in Adjusted EBITDA during any calendar year, and the Nelson Base Salary will continue to increase in $100,000 increments for each additional $1,000,000 increase in EBITDA over $2,000,000 during the term of the Nelson Employment Agreement up to $650,000 at which time the Nelson Base Salary will continue to increase in $13,500 increments for each additional $1,000,000 increase in Adjusted EBITDA over $4,000,000. Any increase to the Nelson Base Salary will be effective the first pay period of the Company after the Company reaches a particular EBITDA amount is achieved that triggers the increase. For purposes of example only and not by way of limitation: (i) if on October 31, 2023 the Company reaches $3,000,000 in EBITDA earned during the 2023 calendar year, the Nelson Base Salary would increase to $550,000 commencing the Company’s first pay period after October 31, 2023. Under the Nelson Employment Agreement Mr. Nelson will also receive a $100,000 cash bonus in recognition of the fact Mr. Nelson was undercompensated for his past services to the Company and as an inducement for him to continue providing services as our Chief Financial Officer.

The Nelson Employment Agreement has an initial term of two years and automatically extends for successive one-year periods unless terminated in writing by the Company or Mr. Nelson at least three months prior to the end of the applicable term. It is anticipated that Mr. Nelson will receive a bonus for 2022, with such bonus to be determined by our Compensation Committee and Board of Directors taking into account the general business performance of the Company, including any completed financings and/or acquisition. For 2023 forward it is anticipated that our Compensation Committee and Board of Directors will approve an annual executive incentive bonus plan, which shall be updated annually by the Compensation Committee of the Company’s Board of Directors, and possibly a growth metrics or acquisition transaction bonus plan. Once established, Mr. Nelson will be eligible to participate in such plans during the term of the Nelson Employment Agreement.

Under the Nelson Employment Agreement, Mr. Nelson was granted a stock option to acquire 917,825 shares of our common stock (the “Stock Option”) under our 2022 Equity Incentive Plan (each an “Equity Award”). Any Equity Awards granted to Mr. Nelson will be documented by issuing him a grant document (i.e. a stock option agreement). The Stock Option will vest over two years with 360,145 of the shares vesting immediately, 219,312 of the shares vesting three (3) months after issuance, and the remaining 338,368 of the shares vesting in equal quarterly installments over the remaining seven (7) quarters (48,338 for 6 quarters and 48,340 for the last quarter), with an exercise price equal to 100% of the fair market value on the date grant, and which expires ten (10) years after the date of grant. In the event Mr. Nelson is terminated without Cause (as defined in the Nelson Employment Agreement) or resigns for Good Reason (as defined in Nelson Employment Agreement), one hundred percent (100%) of the then unvested shares subject to each Option Agreement will fully vest and become fully exercisable. The Option Agreement will allow Mr. Nelson to exercise the vested options provided by the Option Agreement for a period of three (3) years following any termination of Mr. Nelson’s employment.

Upon termination of Mr. Nelson’s employment by Mr. Nelson for good reason, by the Company without cause, or by the Company because of disability, the Company will pay or provide Mr. Nelson (i) any unpaid base salary and any accrued benefits through the date of termination; (ii) amounts payable under any Company bonus plans in which Mr. Nelson is eligible to participate as of the date of the termination of his employment on a pro-rated basis; (iii) for a period of 12 months, Mr. Nelson’s then current monthly base salary; (iv) outplacement services for Mr. Nelson for a period of 12 months with an outplacement firm selected by Mr. Nelson; (v) at Mr. Nelson’s election to continue health insurance coverage under COBRA, Mr. Nelson’s monthly premium until (a) the close of the severance period, as defined therein, (b) the expiration of Mr. Nelson’s continuation of coverage under COBRA, or (c) the date when Mr. Nelson becomes eligible for substantially equivalent health insurance coverage in connection with new employment, and (vi) 100% of any unvested stock options will fully vest and become exercisable. Mr. Nelson will have three (3) after termination to exercise any vested stock options. Upon the termination of Mr. Nelson’s employment because of death, Mr. Nelson’s estate will be entitled to receive (i) Mr. Nelson’s then current base salary through the end of the month in which his death occurs, (ii) all accrued and unpaid compensation (including any accrued and unused vacation time) and earned but unpaid bonus payments. Upon the termination Mr. Nelson’s employment by the Company for cause or by Mr. Nelson without good reason, the Company will pay Mr. Nelson (i) a pro rata amount of Mr. Nelson’s then current base salary through the date his employment is terminated and (ii) all unpaid bonuses and accrued and unpaid compensations (including any accrued and unused vacation).

Stock Incentive Plan

Equity Incentive Plan

Our Board of Directors and Shareholders approved a new equity incentive plan in November 2023, which authorizes the issuance of up to 40,000,000 shares of common stock through the grant of stock options (including incentive stock options qualifying under section 422 of the Code and non-statutory stock options), restricted stock awards, stock appreciation rights, restricted stock units, performance awards, other stock-based awards or any combination of the foregoing.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information concerning outstanding stock awards held by the Named Executive Officers on December 31, 2022 (which awards were issued under our 2022 Equity Incentive Plan):

Outstanding Equity Awards at Fiscal Year-End
Option Awards
	Number of Securities Underlying Unexercised Options		Option Exercise	Option Expiration
Name	Exercisable	Unexercisable	Price	Date
James Ballengee	-0-	-0-	N/A	N/A

Tyler Nelson	627,795	290,030	1.80	June 8, 2033

Matthew Nicosia(1)	503,935	-0-	1.98	June 8, 2027

Option Exercises and Stock Vested
	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
None.

(1)	Mr. Nicosia resigned as an executive officer, Chairman of the Board and as a Director, effective October 6, 2022. Such resignations were not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Includes stock option to acquire 503,935 shares of our common stock issued to Mr. Nicosia under the Nicosia Employment Agreement. Stock options to acquire the remaining 451,158 shares of our common stock under the Nicosia Employment Agreement were forfeited when Mr. Nicosia resigned as our Chief Executive Officer and, as a result, are not reflected in the table.

Aggregated Option Exercises

There were no options exercised by any officer or director of our company during our twelve-month period ended December 31, 2022.

Employee Pension, Profit Sharing or other Retirement Plan

We do not have a defined benefit, pension plan, profit sharing or other retirement plan, although we may adopt one or more of such plans in the future.

Director Compensation

The table below shows the compensation paid to our directors during the year ended December 31, 2022. The following current Board of Directors members were appointed after January 1, 2023, and, as a result, are not reflected in the below table: Tyler Nelson, John Harris and Albert Johnson.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
James Ballengee	-	-	-	-	-	-	-

David Natan	1,923	-	-	-	-	-	1,923

Mathew Balk(1)	32,500	-	93,000	-	-	-	125,500

Trent Staggs(2)	42,500	-	93,000	-	-	-	135,500

Al Ferrara(3)	38,333	-	93,000	-	-	-	131,333

Matthew Nicosia(4)	-	-	-	-	-	-	-

Joseph Spence(5)	6,000	-	-	-	-	-	6,000

(1)	Matthew Balk resigned from the Board of Directors on January 16, 2023.
(2)	Trent Staggs resigned from the Board of Directors on January 4, 2023.
(3)	Al Ferrara resigned from the Board of Directors on November 28, 2022.
(4)	Matthew Nicosia resigned from the Board of Directors on October 6, 2022.
(5)	Joseph Spence resigned from the Board of Directors on July 1, 2022

Change of Control

There are no arrangements, including any pledge by any person of our securities, known to us whereby the operation of such a pledge or arrangement may result in a change in control of the Company at a subsequent date.

Vote Required

The five nominees for director receiving the highest number of votes “FOR” election will be elected as directors. This is called a plurality. Withholding a vote from a director nominee will not be voted with respect to the director nominee indicated and will have no impact on the election of directors although it will be counted for the purposes of determining whether there is a quorum. Broker non-votes will have no effect on the outcome of this proposal.

Recommendation of our Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTORS.

PROPOSAL NO. 2:

RATIFICATION OF THE SELECTION OF MARCUM LLP AS OUR INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023

The Board has appointed Marcum LLP (“Marcum”) to serve as our independent registered public accounting firm for the year ending December 31, 2023. Marcum has provided services in connection with the audit of the Company’s financial statements since 2022.

The Board is requesting that stockholders ratify the selection of Marcum to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023. The Board is not required to take any action as a result of the outcome of the vote on this proposal. Even if the appointment is ratified, the Board may, in its discretion, appoint a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders. If the appointment is not ratified, the Board will consider its options.

A representative of Marcum will not be attending the Annual Meeting.

Principal Accountant Fees and Services

The aggregate fees billed for the two most recently completed fiscal periods ended December 31, 2022 and December 31, 2021 for professional services rendered by our independent registered public accounting firm auditors for the audit of our annual consolidated financial statements, quarterly reviews of our interim consolidated financial statements and services normally provided by independent accountants in connection with statutory and regulatory filings or engagements for these fiscal periods were as follows:

	Year Ended December 31,
	2022	2021
Audit Fees	$383,535	$172,000
Audit Related Fees	$158,108	$56,288
Tax Fees	$33,149	$10,500
Total	$574,792	$238,788

In the above table, Audit Fees are fees billed by our company’s external auditor for services provided in auditing our company’s annual financial statements for the subject year. “Tax fees” are fees billed for professional services rendered for tax compliance, tax advice and tax planning. The audit fees include review of our interim financial statements and year-end audit.

Vote Required

The affirmative vote of a majority of the shares (by voting power) present in person at the Annual Meeting or represented by proxy and entitled to vote at the Annual Meeting is required to approve the ratification of the selection of Marcum LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.

Recommendation of our Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” the RATIFICATION OF THE SELECTION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR ENDING DECEMBER 31, 2023.

PROPOSAL NO. 3

NON-BINDING ADVISORY VOTE APPROVING EXECUTIVE COMPENSATION

We are asking our shareholders to provide advisory approval of the compensation of the NEOs, as we have described it in the “Executive Compensation” section of this proxy statement. While this vote is advisory, and not binding on the Company, it will provide information to our Board and Compensation Committee regarding investor sentiment about our executive compensation policies and practices, which the Committee will be able to consider when determining future executive compensation.

This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s shareholders the opportunity to endorse or not endorse our executive compensation program and policies through the following resolution:

“Resolved, that the compensation of the Company’s NEOs, as disclosed pursuant to compensation disclosure rules of the SEC located in the “Executive Compensation” section of this proxy statement, and the accompanying executive compensation table and narrative discussions, is hereby APPROVED.”

The vote on this Proposal No. 3 is advisory, and therefore not binding on the Company, the Compensation Committee, or the Board. The vote will not be construed to create or imply any change to the fiduciary duties of the Company or the Board, or to create or imply any additional fiduciary duties for the Company or the Board. However, the Board and the Compensation Committee value input from shareholders and will consider the outcome of the vote when making future executive compensation decisions. The affirmative vote of a majority of the shares present or represented and entitled to vote either in person or by proxy is required to approve this Proposal 3.

Recommendation of our Board

THE BOARD RECOMMENDS A VOTE “FOR” THE NON-BINDING ADVISORY VOTE APPROVING THE EXECUTIVE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding our voting shares beneficially owned as of the Record Date by (i) each stockholder known to be the beneficial owner of 5% or more of the outstanding shares of the particular class of voting stock, (ii) each executive officer, (iii) each director, and (iv) all executive officers and directors as a group. A person is considered to beneficially own any shares: (i) over which such person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which such person has the right to acquire beneficial ownership at any time within 60 days through an exercise of stock options, warrants and/or other convertible securities. Unless otherwise indicated, voting and investment power relating to the shares shown in the tables for each beneficial owner is exercised solely by the beneficial owner.

For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons, any shares that such person or persons has the right to acquire within 60 days of the Record Date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

The percentage of beneficial ownership of our common stock is based on an aggregate of 26,220,508 shares outstanding.

Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such stockholders. Unless otherwise indicated, the address for each director and executive officer listed is: c/o Vivakor, Inc., 5220 Spring Valley Road, Suite LL20 Dallas, TX 75254.

Name and Address of Beneficial Owner	Total Common Stock Shares Beneficially Owned	% of Common Stock Beneficially Owned
James H. Ballengee, Chief Executive Officer and Director(1)	10,975,478	41.86%
Tyler Nelson, Chief Financial Officer(2)	-	*
Daniel Hashim, Chief Scientific Officer(3)	166,667	*
David Natan, Director(8)	-	*
John R. Harris, Director(8)	-	*
Albert Johnson, Director(8)	-	*
All Officers and Directors as a group (six persons)	11,142,145	42.49%

5% Beneficial Stockholders
Matthew Nicosia(4)	4,189,405	15.98%
Everett Monroe(5)	-	-
Daniel O. Ritt Trust(6)	-	-
Peter D’Arruda(7)	-	-

Name and Address of Beneficial Owner	Value of Class B Units of VV RII Beneficially Owned	% of VV RII Class B Units Beneficially Owned
James H. Ballengee, Chief Executive Officer and Director(1)	-	-
Tyler Nelson, Chief Financial Officer(2)	-	-
Daniel Hashim, Chief Scientific Officer(3)	-	-
David Natan, Director	-	-
John R. Harris, Director	-	-
Albert Johnson, Director	-	-
All Officers and Directors as a group (six persons)	-	-

5% Beneficial Stockholders
Matthew Nicosia(4)	-	-
Everett Monroe(5)	$90,000	7.88%
Daniel O. Ritt Trust(6)	$65,000	5.69%
Peter D’Arruda(7)	$60,000	5.25%

*	Less than one (1) percent

(1)	James H. Ballengee’s address is 5151 Beltline Road, Suite 715 Dallas, Texas 75234. Includes 10,021,710 shares of common stock held in the name of Jorgan Development, LLC, 30,096 shares of common stock held in the name of JBAH Holdings, LLC, and 923,672 shares of common stock held personally by Mr. Ballengee. James Ballengee, in his capacity as sole manager, has sole voting and investment power over both Jorgan Development, LLC and JBAH Holdings, LLC.
(2)	Does not include options to purchase 917,825 shares of common stock.
(3)	The 166,667 shares of common stock beneficially owned by Dr. Hashim are directly held by CSS Nanotech Ltd. Dr. Hashim is the Chief Executive Officer of CSS Nanotech Ltd.
(4)	The shares of common stock beneficially owned by Matthew Nicosia include 4,189,405 shares of common stock held by AKMN Irrevocable Trust and 262 shares of common stock held by Nicosia Family Trust. Matthew Nicosia is the trustee of the AKMN Irrevocable Trust, of which Jonathan Nicosia, Matthew Nicosia’s son, a minor, is the beneficiary. Does not include options to purchase 503,935 shares of common stock.
(5)	Everett Monroe’s address is 5813 114th Street, Lubbock TX 79424.
(6)	Daniel O. Ritt Trust’s address is 168 Dover Pkwy, Stewart Manor, NY 11530.
(7)	Peter D’Arruda’s address is 124 Poppleford Place, Cary, NC 27518.
(8)	Does not include 82,918 shares for each independent director, which have been accrued, but not yet issued.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of each transaction from January 1, 2022 to December 31, 2022, and any material, publicly disclosed transaction through June 30, 2023 and each currently proposed transaction in which:

●	we have been or are to be a participant;

●	the amount involved exceeded the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years; and

●	any of our directors, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Our current policy with regard to related party transactions is for the Board as a whole to approve any material transactions involving our directors, executive officers or holders of more than 5% of our outstanding capital stock.

As of the date of this report, Viva Wealth Fund I, LLC (VWFI) has paid $2,266,964 to Dzign Pro Enterprises, LLC (Dzign Pro) for engineering services related to our RPCs, site planning, and infrastructure, which entity shares a common executive officer with VWFI. VWFI also entered into a master revolving note payable to Dzign Pro in the amount of $300,000, which accrues 5% interest per annum and has a maturity date of July 14, 2024, where no payments are made prior to the maturity date unless at the option of the fund. VWFI also entered into a master revolving note payable to Van Tran Family LP, which is an affiliate of WealthSpace, LLC, the VWFI Fund Manager, in the amount of $1,351,845, which accrues 6% interest per annum, has a maturity date of October 11, 2023. We have made cash payments of $50,000 on the Van Tran Family LP revolving note.

On May 25, 2023, we entered into a Consulting Agreement with Matthew Nicosia, a shareholder, affiliate via beneficial ownership, and our former Chief Executive Officer. Under the terms of the agreement, Mr. Nicosia is assisting our current Chief Executive Officer regarding transitioning certain projects Mr. Nicosia was working on to our new Chief Executive Officer, primarily those operations related to our business in Kuwait and our attempt to sell some operations that we have impaired. The agreement is for an initial term of three-months and we have paid Mr. Nicosia a total of $25,000 in cash and accrued $30,000, to be paid in common stock.

On June 15, 2022, we entered into a Membership Interest Purchase Agreement (the “MIPA”), with Jorgan Development, LLC, (“Jorgan”) and JBAH Holdings, LLC, (“JBAH” and, together with Jorgan, the “Sellers”), as the equity holders of Silver Fuels Delhi, LLC (“SFD”) and White Claw Colorado City, LLC (“WCCC”) whereby, at closing, which occurred on August 1, 2022, we acquired all of the issued and outstanding membership interests in each of SFD and WCCC (the “Membership Interests”), making SFD and WCCC our wholly-owned subsidiaries. The purchase price for the Membership Interests was approximately $32.9 million paid for by us with a combination of shares of our common stock, amount equal to 19.99% of the number of issued and outstanding shares of our common stock immediately prior to issuance, and secured three-year promissory notes issued by us in favor of the Sellers (the “Notes”). The principal amount of the Notes, together with any and all accrued and unpaid interest thereon, will be paid to the Sellers on a monthly basis in an amount equal to the Monthly Free Cash Flow beginning on August 20, 2022, and continuing thereafter on the twentieth (20th) calendar day of each calendar month thereafter, as set forth in the MIPA. At the time of the closing of these transactions Jorgan, JBAH, and our newly hired CEO, James Ballengee, were not considered related parties. As James Ballengee is now our Chief Executive Officer and is the beneficiary of Jorgan and JBAH, and the Sellers now own (as of June 30, 2023) approximately 16.66% of our outstanding common shares, certain transactions, as noted below, related to Jorgan, JBAH, and James Ballengee are now considered related party transactions.

The consideration for the membership interests included the Notes in the amount of $286,643 to JBAH and $28,377,641 to Jorgan, which accrue interest of prime plus 3% on the outstanding balance of the notes. Under the MIPA, we have committed to make a payment to Jorgan and JBAH on or before February 1, 2024 in the amounts of $16,306,754 to Jorgan and $164,715 to JBAH, whether in cash or unrestricted common stock. In the event of a breach of the terms of the Notes, the sole and exclusive remedy of the holder of the notes will be to unwind the MIPA transaction. The principal amount of the Notes, together with any and all accrued and unpaid interest thereon, will be paid to on a monthly basis in an amount equal to the Monthly Free Cash Flow continuing thereafter on the twentieth (20th) calendar day of each calendar month thereafter. Monthly Free Cash Flow means cash proceeds received by SFD and WCCC from its operations minus any capital expenditures (including, but not limited to, maintenance capital expenditures and expenditures for personal protective equipment, additions to the land/current facilities and pipeline connections) and any payments on the lease obligations of SFD and WCCC. On October 28, 2022, we entered into an agreement amending the Notes, whereby, as soon as it was practicable, following and subject to the approval of our shareholders, and provided there were no applicable prohibitions under the rules of The Nasdaq Capital Market or other restrictions, we agreed to issue 7,042,254 restricted shares of our common stock as a payment of $10,000,000 toward the principal of the Notes on a pro rata basis (the “Note Payment”), reflecting a conversion price of $1.42 per share. On November 10, 2023, shareholders of the Company representing over 50% of our outstanding voting rights approved the issuance of the Note Payment Shares in exchange for cancellation of $10,000,000 due under the Notes. As a result, the Note Payment Shares were issued to Jorgan on November 10, 2023. Once a registration statement registering the shares for the Note Payment is declared effective by the SEC, the Note Payment will count against the threshold payment amount, as defined in the notes and the MIPA. As of June 30, 2023 and December 31, 2022 we have accrued interest of approximately $452,283 and $247,914, and as of June 30, 2023 we have made cash payments of $3,270,680.

In the business combination of acquiring WCCC we also acquired WCCC’s Oil Storage Agreement with White Claw Crude, LLC (“WC Crude”), who shares a beneficiary, James Ballengee, with Jorgan and JBAH. Under this agreement, WC Crude has the right, subject to the payment of service and maintenance fees, to store volumes of crude oil and other liquid hydrocarbons at a certain crude oil terminal operated by WCCC. WC Crude is required to pay $150,000 per month even if the storage space is not used. The agreement expires on December 31, 2031. Since acquiring this contract on August 1, 2022 through June 30, 2023, we have received tank storage revenue of approximately $1,650,000.

In the business combination of acquiring SFD, we acquired an amended Crude Petroleum Supply Agreement with WC Crude (the “Supply Agreement”), under which WC Crude supplies volumes of Crude Petroleum to SFD, which provides for the delivery to SFD a minimum of 1,000 sourced barrels per day, and includes a guarantee that when SFD resells these barrels, if SFD does not make at least a $5.00 per barrel margin on the oil purchased from WC Crude, then WC Crude will pay to SFD the difference between the sales price and $5.00 per barrel. In the event that SFD makes more than $5.00 per barrel, SFD will pay WC Crude a profit-sharing payment in the amount equal to 10% of the excess price over $5.00 per barrel, which amount will be multiplied by the number of barrels associated with the sale. The Supply Agreement expires on December 31, 2031. Since acquiring this contract on August 1, 2022 through June 30, 2023, we have made crude oil purchases from WC Crude of $41,171,214. In addition, SFD entered into a sales agreement on April 1, 2022 with WC Crude to sell a natural gas liquid product to WC Crude. SFD sells the NGL stream at cost to WC Crude. We produced and sold natural gas liquids to WC Crude in the amount of $12,318,936 as of June 30, 2023.

In the business combination of acquiring SFD and WCCC we also entered into a Shared Services Agreement with Endeavor Crude, LLC (“Endeavor”), who shares a beneficiary, James Ballengee, with Jorgan and JBAH. Under this agreement, we have the right, but not the obligation to use Endeavor for consulting services. Since entering into this contract on August 1, 2022 through June 30, 2023, Endeavor has invoiced us for $194,838.

In September 2020, we entered into a consulting contract with LBL Professional Consulting, Inc. (“LBL”), of which our Chief Financial Officer is also an officer, which remains in effect. For twelve months ended December 31, 2022, LBL invoiced the Company for $340,484. On December 17, 2020 the Company granted non-statutory stock options to LBL to purchase 333,334 shares of common stock, which was cancelled on September 1, 2022 by the parties. Our Chief Financial Officer is not the beneficiary of the Company and is not permitted to participate in any discussion, including LBL’s board meetings, regarding any Company stock that LBL may own at any time.

We have an existing note payable issued to Triple T, which is owned by Dr. Khalid Bin Jabor Al Thani, the 51% majority-owner of Vivakor Middle East LLC. The note is interest free, has no fixed maturity date and will be repaid from revenues generated by Vivakor Middle East LLC. As of June 30, 2023, the balance owed was $359,241. In March 2023 the parties agreed to extend the maturity date of the loan to March 10, 2024.

Policy on Future Related-Party Transactions

All future transactions between us and our officers, directors, principal stockholders and their affiliates will be approved by the audit committee, or a similar committee consisting of entirely independent directors, according to the terms of our Code of Business Conduct and Ethics and our Related-Party Transaction Policies and Procedures.

OTHER MATTERS

The Board knows of no other business which will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

We will bear the cost of soliciting proxies in the accompanying form. In addition to the use of the mails, proxies may also be solicited by our directors, officers or other employees, personally or by telephone, facsimile or email, none of whom will be compensated separately for these solicitation activities.

If you do not plan to attend the Annual Meeting, in order that your shares may be represented and in order to assure the required quorum, please sign, date and return your proxy promptly. In the event you are able to attend the Annual Meeting, at your request, we will cancel your previously submitted proxy.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a proxy statement or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as householding, potentially provides extra convenience for stockholders and cost savings for companies. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards.

If you share an address with another stockholder and have received multiple copies of our proxy materials, you may write or call us at the address and phone number below to request delivery of a single copy of the notice and, if applicable, other proxy materials in the future. We undertake to deliver promptly upon written or oral request a separate copy of the proxy materials, as requested, to a stockholder at a shared address to which a single copy of the proxy materials was delivered. If you hold stock as a record stockholder and prefer to receive separate copies of our proxy materials either now or in the future, please contact us at 5220 Spring Valley Road, Suite LL20 Dallas, TX 75254 Attn: Corporate Secretary. If your stock is held through a brokerage firm or bank and you prefer to receive separate copies of our proxy materials either now or in the future, please contact your brokerage firm or bank.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ James Ballengee
James Ballengee
Chairman of the Board of Directors

Date November 16, 2023